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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE
---------------------
October 17, 1996


      KCS ENERGY, INC. SIGNS LETTER OF INTENT TO ACQUIRE THE OIL AND GAS
                   OPERATIONS OF MIDAMERICAN ENERGY COMPANY


           ACQUISITION MORE THAN DOUBLES KCS, OIL AND GAS PRODUCTION
                             AND PROVED RESERVES


HOUSTON, TX, OCTOBER 17, 1996 -- KCS Energy, Inc. (NYSE:KCS) today announced it has signed a letter of intent to purchase InterCoast Oil and Gas Company (formerly known as Medallion Production Company -- "Medallion"), the Tulsa, Oklahoma-based oil and gas exploration and production subsidiary and two gas marketing subsidiaries of MidAmerican Energy Company, for $174 million in cash, a $40 million short-term note and 610,000 warrants on KCS common stock. The warrants have a four-year term and an exercise price of $45 per share. The principal assets involved in the acquisition are proved reserves of approximately 220 Bcfe, of which approximately 80% are natural gas and 80% are proved developed, from 2,051 gross (667 net) wells. Approximately 70% of the reserves are from Medallion operated wells. The reserves are located principally in Texas, Louisiana and Oklahoma. It is estimated that approximately 15 Bcf of the gas qualifies for Section 29 tax credits.

        During September 1996, production from these properties averaged approximately 3,500 barrels of oil and natural gas liquids and 64,000 Mcf of gas per day. In addition to the proved oil and gas reserves, the acquisition includes approximately 22,000 gross (17,000 net) undeveloped acres, a 37-mile Texas gathering system, 45% interest in a Montana gathering system and two natural gas marketing subsidiaries which averaged sales volume of approximately 210,000 Mcf per day during September 1996.

        KCS Energy, Inc. President and Chief Executive Officer James W. Christmas stated, "The acquisition broadens and further diversifies our oil and gas resource base, increasing our average daily production and proved reserves by more than 100%. Just as important, it adds


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